Exhibit 10.11
SECOND AMENDMENT TO CREDIT AGREEMENT
     THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of November 18, 2009, by and between HB SERVICE, LLC, a Delaware limited liability company (the “Borrower”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association with its principal office in Charlotte, North Carolina (the “Bank”) and the other Persons party hereto for the purposes set forth herein.
BACKGROUND STATEMENT
     A. The Borrower and the Bank are parties to a Credit Agreement, dated as of June 25, 2008, as amended by that certain First Amendment and Waiver to Credit Agreement dated as of June 30, 2009 (as further amended, modified, supplemented, or restated from time to time, the “Credit Agreement”), pursuant to which the Bank has made available to the Borrower a revolving credit facility in the aggregate principal amount of $15,000,000. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.
     B. The Borrower has requested that certain amendments be made to the Credit Agreement. The Bank has agreed to amend the Credit Agreement as requested by the Borrower as set forth herein.
STATEMENT OF AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank hereby agree as follows:
ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT
     1.1 Amendment to Section 1.1 (Defined Terms).
     (a) The Borrower and the Bank agree that the following defined terms are hereby added in proper alphabetical order:
          “Second Amendment Date” means November 18, 2009.
     (b) The Borrower and the Bank hereby agree that the definition of “Revolving Credit Termination Date” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
     “Revolving Credit Termination Date” shall mean the date of the earliest to occur of the following: (i) January 1, 2011; (ii) the date on which the Bank makes demand for payment of the Revolving Loans in accordance with Article VIII; (iii) such date of termination as is mutually agreed upon by the Bank and the Borrower; and (iv) the date after all Obligations have been paid in full and the Bank is no longer obligated to make Revolving Loans hereunder.
     (c) The Borrower and the Bank hereby agree that the definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
          “Applicable Margin” shall mean 1.50%.
     (d) The Borrower and the Bank hereby agree that the definition of “Consolidated EBITDA” is hereby amended and restated in its entirety as follows:
“Consolidated EBITDA” shall mean, of any Person for any period, the aggregate of (i) Consolidated Net Income of such Person for such period plus (ii) the sum of depreciation, amortization of intangible assets, interest expense, and income tax expense for such period plus (iii) for the calculation of Consolidated EBITDA of the Borrower and Swisher on a combined basis for the three Fiscal Quarters ending September 30, 2009 and the four Fiscal Quarters ending December 31, 2009, for purposes of determining compliance with Section 6.1 only, an amount, not to exceed $300,000, equal to the consolidated cumulative expenses incurred by the Borrower, Swisher and their respective Subsidiaries within the last two Fiscal Quarters of such Fiscal Year, as applicable, related to the National Account Program and contract acquisition costs relating to new contracts, including installation costs and sales commission expenses, provided that detail of such expenses satisfactory to the Bank is delivered to the Bank with the Compliance Certificate for such periods.
     1.2 Amendment to Article VI of the Credit Agreement (Financial Covenants). Article VI of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
ARTICLE VI
FINANCIAL COVENANTS
          The Borrower covenants and agrees that, until payment in full of all Obligations of the Borrower to the Bank the Borrower will not:
6.1 Consolidated EBITDA of the Borrower and Swisher. Permit the Consolidated EBITDA of the Borrower and Swisher on a combined basis (i) for the period of the three consecutive Fiscal Quarters ending on September 30, 2009, to be less than $2,000,000, (ii) for the period of the four consecutive Fiscal Quarters ending as of any Fiscal Quarter to be less than the amount set forth below opposite such Fiscal Quarter (or opposite the period that includes such Fiscal Quarter):

Minimum
Consolidated
Period	EBITDA
4th Fiscal Quarter of 2009	$3,000,000
1st Fiscal Quarter of 2010	$4,000,000
2nd Fiscal Quarter of 2010 and thereafter	$5,000,000
The Consolidated EBITDA of the Borrower and Swisher on a combined basis shall be calculated on the basis of the combined financial statements of the Borrower and Swisher and shall reflect all eliminations appropriate for the calculation of such EBITDA.
     1.3 Amendment to Section 7.2 (Indebtedness). Section 7.2(iv) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
(iv) Indebtedness of the Borrower and its Subsidiaries consisting of seller notes on franchise and other acquisitions (including any such Indebtedness incurred pursuant to the Secured Promissory Notes, dated May 1, 2009, executed by Service South, LLC in favor of MI-Jenn Ventures, Inc. and Harold and Joan Cumbie), with all such Indebtedness of the Borrower and its Subsidiaries existing as of the Second Amendment Date set forth on Schedule 7.2(iv) hereof, which schedule shall identify the principal amount, lender, interest rate, maturity date and principal repayment schedule of such Indebtedness; provided that all such Indebtedness existing at any time shall not exceed $12,7000,000; and provided further that Borrower shall deliver to the Bank an updated Schedule 7.2(iv) with the financial statements required to be delivered by Sections 5.1(a) and 5.1(b) identifying all such Indebtedness existing as of such date;
     1.4 Updated Schedule 7.2(iv). Attached to this Amendment is the updated Schedule 7.2(iv) to the Credit Agreement as of the Second Amendment Date.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
The Borrower hereby represents and warrants that:
     2.1 Representations in Credit Agreement. The representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects as of the date hereof, except to the extent such representations and warranties relate solely to or are specifically expressed as of a particular date or period.
     2.2 Compliance with Credit Agreement. After giving effect to this Amendment, the Borrower is in compliance with all covenants, terms and provisions set forth in the Credit Agreement to be observed or performed by it.
     2.3 Due Authorization. This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower and each of this Amendment, and the Credit Agreement, constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms and each of the other Credit Documents constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms.
     2.4 No Event of Default. No Default or Event of Default under any of the Credit Documents has occurred or is continuing.
     2.5 No Defenses. The Borrower does not have any right of setoff, counterclaim, or defense to payment of its respective liabilities or obligations under the Credit Agreement. The Bank hereby expressly reserves all rights and remedies it may have against the Borrower and all other Persons who may be or may hereafter become secondarily liable for the repayment of the obligations under the Credit Agreement.
ARTICLE III
CONDITIONS TO EFFECTIVENESS
This Amendment shall become effective as of the date hereof upon the satisfaction of each of the following conditions precedent:
     (a) The Bank shall have received a duly executed counterpart of this Amendment from each of the Borrower and H. Wayne Huizenga (the “Guarantor” and together with the Borrower, the “Amendment Parties”);
     (b) The Borrower shall have paid to the Bank an amendment fee in the amount of $5,000.00;
     (c) The Borrower shall have paid all reasonable out-of-pocket costs and expenses of the Bank in connection with the preparation, negotiation, execution and delivery of this

Amendment (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto); and
     (d) The Bank shall have received such other documents, certificates, opinions, instruments and other evidence as the Bank may reasonably request, all in a form and substance satisfactory to the Bank and its counsel.
ARTICLE IV
ACKNOWLEDGEMENTS; REPRESENTATIONS
     4.1 Amendment Parties. Each of the Amendment Parties hereby approves and consents to the transactions contemplated by this Amendment, confirms and agrees that, after giving effect to this Amendment, each of the Credit Agreement and the other Credit Documents to which it is a party remains in full force and effect and enforceable against it in accordance with its terms and shall not be discharged, diminished, limited or otherwise affected in any respect, and represents and warrants to the Bank that it has no knowledge of any claims, counterclaims, offsets, or defenses to or with respect to its obligations under the Credit Documents, or if it has any such claims, counterclaims, offsets, or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished, and released in consideration of the execution of this Amendment. This acknowledgement and confirmation by each of the Amendment Parties is made and delivered to induce the Bank to enter into this Amendment and continue to extend credit to the Borrower under the Credit Documents, and each of the Amendment Parties acknowledges that the Bank would not enter into this Amendment and continue to extend such credit in the absence of the acknowledgement and confirmation contained herein.
     4.2 Guarantor. The Guarantor further represents that it has knowledge of the Borrower’s financial condition and affairs and that it has adequate means to obtain from the Borrower on an ongoing basis information relating thereto and to the Borrower’s ability to pay and perform the its obligations under the Credit Documents, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as the Guaranty remains in effect. The Guarantor agrees that the Bank shall have no obligation to investigate the financial condition or affairs of the Borrower for the benefit of the Guarantor nor to advise the Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrower that might become known to the Bank at any time, whether or not the Bank knows or believes or has reason to know or believe that any such fact or change is unknown to the Guarantor, or might (or does) materially increase the risk of the Guarantor as guarantor, or might (or would) affect the willingness of the Guarantor to continue as a guarantor of the obligations of the Borrower under the Credit Documents. These representations and agreements by the Guarantor are made and delivered to induce the Bank to enter into this Amendment and continue to extend credit to the Borrower under the Credit Documents, and the Guarantor acknowledges that the Bank would not enter into this Amendment and continue to extend such credit in the absence of the representations and agreements contained herein.

ARTICLE V
GENERAL
     5.1 Full Force and Effect. This Amendment is limited as specified and, except as specifically set forth herein, shall not constitute a modification, acceptance or waiver of any other provision of any of the Credit Documents. The Credit Agreement, as amended by this Amendment, shall continue to be in full force and effect in accordance with the provisions thereof on the date hereof. From and after the date hereof, any reference to the Credit Agreement in any of the Security Documents or other Credit Documents shall mean the Credit Agreement as amended by the Amendment and as may be further amended, modified, restated, or supplemented from time to time. This Amendment shall be a Credit Document under the Credit Agreement.
     5.2 Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of North Carolina.
     5.3 Counterparts: Execution. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument. The exchange of copies of this Amendment and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Amendment and such copies may be used in lieu of the original Amendment for all purposes. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
     5.4 Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket expenses incurred by the Bank in connection with the preparation, execution and delivery of this Amendment, including, without limitation, all reasonable attorneys’ fees.
     5.5 Further Assurances. Each of the Amendment Parties shall execute and deliver to the Bank such documents, certificates, and opinions as the Bank may reasonably request to effect the amendments contemplated by this Amendment.
     5.6 Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of this Amendment.
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     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Credit Agreement to be executed and delivered by their duly authorized officers all as of the date first above written.

HB SERVICE, LLC
By:	/s/ Hugh H. Cooper
Name: Hugh H. Cooper
Title: Chief Financial Officer
[Signature Pages Continued on the Following Page]
Signature Page to Second Amendment to Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Cavan J. Harris
Cavan J. Harris
Senior Vice President
[Signature Pages Continued on the Following Page]
Signature Page to Second Amendment to Credit Agreement

/s/ H. WAYNE HUIZENGA
H. WAYNE HUIZENGA
(For purposes of Articles IV and V only)
Signature Page to Second Amendment to Credit Agreement